Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS FIRST QUARTER 2018 REVENUES OF $346.3 MILLION
NET INCOME OF $9.2 MILLION, OR $0.37 PER SHARE
TECH FLEX GROWTH ACCELERATES TO 6.7% YEAR-OVER-YEAR
TAMPA, FL, May 1, 2018 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2018. Revenues for the quarter ended March 31, 2018 were $346.3 million compared to $334.0 million for the quarter ended March 31, 2017, an increase of 3.7%. Net income for the quarter ended March 31, 2018 was $9.2 million, or $0.37 per share, as compared to $5.9 million, or $0.23 per share, for the quarter ended March 31, 2017.
David L. Dunkel, Chairman and CEO, commented, “We are very pleased with our first quarter results as our year-over-year growth rates in our largest business, Tech Flex, meaningfully accelerated to 6.7% from 5.4% in the fourth quarter of 2017. As we head into Q2 2018, we are experiencing continued strength in our Tech Flex business as companies continue to invest in technology to more effectively and efficiently meet the needs of their customers. Clients are continuing to look to a flexible human capital model to meet this demand, particularly given the project-based nature of technology. We continue to have success in improving our operating leverage as operating margins increased 80 basis points year-over-year. In addition, our guidance for the second quarter indicates our expectation of attaining our operating margin target of 6.3% when quarterly revenues reach $350 million. As stated previously, we expect to make continued incremental improvements in meeting our next milestone of 7.5% in a quarter, without seasonality impacts, where revenues reach $400 million. I want to thank all of our clients, consultants and core employees for making our mutual success possible."
Joseph J. Liberatore, President, said, “We experienced solid acceleration in key activity levels within Tech Flex in the first quarter primarily as a result of the actions taken over the last couple of years to optimize the alignment of our revenue-generating associates, enhance the segmentation of our client portfolio and improve the productivity of our associates. The growth we are experiencing in Tech Flex is broad-based and we expect to further accelerate revenue growth and improve associate productivity."

Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenues of $332.8 million in Q1 2018 increased 4.2%, from $319.3 million in Q1 2017.

•	Quarterly year-over-year growth in Flex revenues for Tech and GS was 6.7% and 24.5%, respectively, while FA experienced a decrease of 7.9%.

David M. Kelly, Chief Financial Officer, said, “Our Flex gross profit margins in Tech and FA improved 30 basis points on a year-over-year basis in the first quarter, which we believe is reflective of our focus, discipline and enhanced training around pricing as well as changes in the mix of our business. We also continue to demonstrate solid progress in improving operating margins through leverage gained from our revenue growth and improving productivity as well as appropriately controlling our SG&A expenses."
Mr. Kelly continued, "During the first quarter, we repurchased 318 thousand shares, or approximately $8.7 million. We are also pleased to announce that our Board of Directors declared a second quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on June 22, 2018 to shareholders of record as of the close of business on June 8, 2018.”
Looking forward to the second quarter of 2018, there will be 64 billing days, which is the same as the second quarter of 2017 and first quarter of 2018. Current estimates for the second quarter of 2018 are:

•	Revenue of $355 million to $360 million

•	Earnings per share of $0.62 to $0.65

•	Gross profit margin of 30.0% to 30.2%

•	Flex gross profit margin of 27.0% to 27.2%

•	SG&A expense as a percent of revenue of 23.0% to 23.2%

•	Operating margin of 6.3% to 6.5%

•	Effective tax rate of 26.0%
On Tuesday, May 1, 2018, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/) under Events & Presentations.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. Eastern Time, Tuesday, May 1, 2018 through May 8, 2018 by dialing (855) 859-2056, passcode 8858829.
This call is being webcast by Shareholder.com and can be accessed on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/). The webcast replay will be available until May 8, 2018.
About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance and accounting. Backed by nearly 2,600 associates and 11,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and consultants. Kforce operates with 59 offices located throughout the United States. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions, growth in temporary staffing and the general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand and our ability to adapt to such changes; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2017, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Revenue by segment:
Technology	$236,497	$227,816	$222,045
Finance and accounting	80,944	85,349	87,295
Government solutions	28,852	29,421	24,652
Total Revenue	346,293	342,586	333,992
Direct costs	246,105	239,959	236,857
Gross profit	100,188	102,627	97,135
GP %	28.9%	30.0%	29.1%
Flex GP % (1)	26.3%	27.3%	26.2%
Selling, general and administrative expenses	84,592	82,067	84,678
Depreciation and amortization	2,008	2,042	2,050
Income from operations	13,588	18,518	10,407
Other expense, net	1,339	629	1,185
Income before income taxes	12,249	17,889	9,222
Income tax expense	3,074	11,749	3,320
Net income	$9,175	$6,140	$5,902

Earnings per share - diluted	$0.37	$0.24	$0.23

Weighted average shares outstanding - diluted	25,094	25,462	25,509
Adjusted EBITDA	$17,921	$23,183	$14,562

Billing days	64	61	64

(1) Beginning in Q1 2018, Flex GP% excludes GS Product revenues and direct costs; prior quarters have been adjusted to align with this presentation.

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$257	$379
Trade receivables, net of allowances	237,847	225,865
Income tax refund receivable	774	7,116
Prepaid expenses and other current assets	11,994	12,085
Total current assets	250,872	245,445
Fixed assets, net	38,848	39,680
Other assets, net	39,265	38,598
Deferred tax assets, net	11,100	11,316
Intangible assets, net	3,211	3,297
Goodwill	45,968	45,968
Total assets	$389,264	$384,304
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$32,023	$34,873
Accrued payroll costs	44,645	46,886
Other current liabilities	1,796	1,960
Income taxes payable	3,388	—
Total current liabilities	81,852	83,719
Long-term debt – credit facility	123,200	116,523
Long-term debt – other	2,198	2,597
Other long-term liabilities	47,520	47,188
Total liabilities	254,770	250,027
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	716	715
Additional paid-in capital	439,937	437,394
Accumulated other comprehensive income	617	100
Retained earnings	200,999	195,143
Treasury stock, at cost	(507,775)	(499,075)
Total stockholders’ equity	134,494	134,277
Total liabilities and stockholders’ equity	$389,264	$384,304

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2018	Q4 2017	Q1 2017
Total Firm
Total Revenue (000’s)	$346,293	$342,586	$333,992
GP %	28.9%	30.0%	29.1%
Flex revenue (000’s) (1)	$332,817	$328,526	$319,332
Flex GP % (1)	26.3%	27.3%	26.2%
Direct Hire revenue (000’s)	$11,395	$10,170	$11,505
Placements	853	816	823
Average fee	$13,362	$12,469	$13,981
Product revenue (000's)	$2,081	$3,890	$3,155
Billing days	64	61	64
Technology
Flex revenue (000’s)	$231,496	$223,897	$216,886
Hours (000’s)	3,178	3,101	3,245
Flex GP %	26.1%	27.2%	25.8%
Direct Hire revenue (000’s)	$5,001	$3,919	$5,159
Placements	278	225	294
Average fee	$18,021	$17,423	$17,537
Finance and Accounting
Flex revenue (000’s)	$74,550	$79,098	$80,949
Hours (000’s)	2,196	2,382	2,468
Flex GP %	27.9%	28.5%	27.6%
Direct Hire revenue (000’s)	$6,394	$6,251	$6,346
Placements	575	591	529
Average fee	$11,115	$10,583	$12,002
Government Solutions
Total Revenue (000's)	$28,852	$29,421	$24,652
GP %	26.6%	30.3%	29.9%
Flex revenue (000’s) (1)	$26,771	$25,531	$21,497
Flex GP% (1)	24.5%	24.7%	25.0%
Product revenue (000's)	$2,081	$3,890	$3,155
Product GP %	54.3%	67.2%	63.4%
(1) Beginning in Q1 2018, Flex revenue and Flex GP% exclude GS Product revenues and direct costs; prior quarters have been adjusted to align with this presentation.

Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Revenue Growth Rates
	(Per Billing Day)
	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Billing days	64	61	63	64	64
Tech Flex	6.7%	5.4%	3.3%	1.5%	2.7%
FA Flex	(7.9)%	0.3%	4.1%	4.3%	7.5%
GS Flex (1)	24.5%	27.9%	12.7%	1.2%	8.2%
Total Flex (1)	4.2%	5.5%	4.2%	2.2%	4.2%
Total Firm	3.7%	5.1%	3.0%	1.6%	3.7%
(1) Beginning in Q1 2018, Flex revenue excludes GS Product revenues; prior quarters have been adjusted to align with this presentation.
Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to our financial statements.

	Three Months Ended
	March 31,
	2018	2017
Net income	$9,175	$5,902
Non-cash provisions and other	5,445	6,932
Changes in operating assets/liabilities	(4,370)	(23,347)
Net cash provided by (used in) operating activities	10,250	(10,513)
Capital expenditures	(1,469)	(2,272)
Free cash flow	8,781	(12,785)
Change in debt	6,677	20,419
Repurchases of common stock	(12,038)	(2,887)
Cash dividend	(2,973)	(3,037)
Other	(569)	(454)
Change in cash and cash equivalents	$(122)	$1,256

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations. Management believes it is useful information to investors as it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is susceptible to varying calculations, and as presented, may not be comparable to similarly titled measures of other companies.

	Three Months Ended,
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Net income	$9,175	$6,140	$5,902
Depreciation and amortization	2,115	2,135	2,103
Stock-based compensation expense	2,260	1,933	2,064
Interest expense, net	1,297	1,226	1,173
Income tax expense	3,074	11,749	3,320
Adjusted EBITDA	$17,921	$23,183	$14,562